News Release

Versum Materials Completes Repricing of Term Loan

TEMPE, AZ, October 10, 2017 (Businesswire) - Versum Materials, Inc. (NYSE: VSM), a leading global specialty materials supplier to the semiconductor industry, announced today that it completed the successful repricing of its existing $569 million Senior Secured Term Loan B. Under the amended term loan, the interest rate will be reduced to LIBOR plus 2.0% with a minimum floor of 0.0% from LIBOR plus 2.5% with a LIBOR floor of 0.75%. The amendment also provides for a step-down to LIBOR plus 1.75% upon achieving a total debt to consolidated EBITDA ratio of equal to or less than 2 to 1 times.
About Versum Materials
Versum Materials, Inc. (NYSE: VSM) is a leading global specialty materials company providing high-purity chemicals and gases, delivery systems, services and materials expertise to meet the evolving needs of the global semiconductor and display industries. Derived from the Latin word for “toward,” the name “Versum” communicates the company’s deep commitment to helping customers move toward the future by collaborating, innovating and creating cutting-edge solutions.
A global leader in technology, quality, safety and reliability, Versum Materials is one of the world’s leading suppliers of next generation CMP slurries, ultra-thin dielectric and metal film precursors, formulated cleans and etching products, and delivery equipment that has revolutionized the semiconductor industry. Versum, which began trading October 3, 2016 on the NYSE, reported annual sales of about US$1 billion, has approximately 2,000 employees and operates 10 major facilities in Asia and the North America. It is headquartered in Tempe, Ariz. Versum had operated for more than three decades as a division of Air Products and Chemicals, Inc. (NYSE: APD).
For additional information, please visit http://www.versummaterials.com.
Investor Inquiries:
Nahla A. Azmy, 484-222-4687
Nahla.Azmy@versummaterials.com
Media Inquiries:
Tiffany Zinn, 480-282-6475
Tiffany.Zinn@versummaterials.com
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